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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*





                              JAVELIN SYSTEMS, INC.
                              ---------------------
                                (Name of Issuer)


                     COMMON STOCK, $.01 PAR VALUE PER SHARE
                     --------------------------------------
                         (Title of Class of Securities)




                                   471896 10 0
                                   ------------
                                 (CUSIP Number)





                                    12/31/98
                                   ----------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / /      Rule 13d-1(b)

         / /      Rule 13d-1(c)

         /X/      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 5 pages

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CUSIP NO. 471896-10-0                  13G                     Page 2 of 5 Pages

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Richard P. Stack
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) / /
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
         NUMBER OF             5       SOLE VOTING POWER

           SHARES                      749,508 (1)
                              --------------------------------------------------
        BENEFICIALLY           6       SHARED VOTING POWER

          OWNED BY            --------------------------------------------------
                               7       SOLE DISPOSITIVE POWER
            EACH
                                       749,508 (1)
         REPORTING            --------------------------------------------------
                               8       SHARED DISPOSITIVE POWER
           PERSON

            WITH

--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            749,508
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

            /X/ (2)
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            12.8%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------

(1) INCLUDES 12,500 SHARES ISSUABLE UPON EXERCISE OF OPTIONS TO PURCHASE COMMON STOCK WITHIN 60 DAYS OF DECEMBER 31, 1998.

(2) 62,500 SHARES ARE HELD BY REPORTING PERSON'S MOTHER WHO RESIDES WITH HIM. THE REPORTING PERSON DISCLAIMS BENEFICIAL OWNERSHIP OF THESE SECURITIES, AND THIS REPORT SHALL NOT BE DEEMED AN ADMISSION THAT THE REPORTING PERSON IS THE BENEFICIAL OWNER OF SUCH SECURITIES.


                                Page 2 of 5 pages


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ITEM 1.
              (a)    Name of Issuer:
                     JAVELIN SYSTEMS, INC., A DELAWARE CORPORATION

              (b)    Address of Issuer's Principal Executive Offices:
                     17891 CARTWRIGHT RD., IRVINE, CA  92614

ITEM 2.
              (a)    Name of Person Filing:
                     RICHARD P. STACK

              (b)    Address of Principal Business Office or, if none,
                     Residence:
                     17891 CARTWRIGHT RD., IRVINE, CA 92614

              (c)    Citizenship:
                     UNITED STATES

              (d)    Title of Class of Securities:
                     COMMON STOCK, PAR VALUE $.01

              (e)    CUSIP Number:
                     471896-10-0

ITEM 3.       NOT APPLICABLE.

ITEM 4.       OWNERSHIP.

           (a)    Amount Beneficially Owned:

                  749,508 SHARES, INCLUDING 12,500 SHARES ISSUABLE UPON EXERCISE OF OPTIONS TO PURCHASE COMMON STOCK WITHIN 60 DAYS OF 12/21/98.

           (b)    Percent of Class:  12.8%

           (c)    Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote: 749,508
                  (ii)     shared power to vote or to direct the vote:  0
                  (iii) sole power to dispose or to direct the disposition of: 749,508
                  (iv)     shared power to dispose or to direct the disposition
                           of:  0




                               Page 3 of 5 pages
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ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: / /

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not applicable.

ITEM 10.      CERTIFICATION.

              Not applicable





                                Page 4 of 5 pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                          FEBRUARY 5, 1999
                                                     ---------------------------
                                                                 Date



                                                        /s/ RICHARD P. STACK
                                                     ---------------------------
                                                              Signature


                                                     ---------------------------
                                                           Richard P. Stack





                               Page 5 of 5 pages